AMENDMENT NUMBER 5

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 5 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated October 19, 2016, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) (the “Agreement”), and is effective as of September 24, 2021 (the “Effective Date”).

WHEREAS, the Adviser has appointed, and the Board of Directors (the “Board”) of The Hartford Mutual Funds II, Inc. (the “Company”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Company listed on Schedule A (each a “Fund”) to the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Schedule A of the Agreement to reflect adding a new Fund, Hartford Schroders Diversified Emerging Markets Fund, as described herein and as approved by the Board at its meeting held on August 4, 2021;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 15 of the Agreement, Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A to the Agreement.

2.	The changes to the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Chief Investment Officer

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Philip Middleton
Name: Philip Middleton
Title: Head of Institutional North America

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Catherine A. Mazza
Name: Catherine A. Mazza
Title: Director, Relationship Management and Authorized Signatory

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC, and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of September 24, 2021.

[REDACTED]

Fund	Per Annum Rate

Hartford Schroders China A Fund	[REDACTED]
Hartford Schroders Diversified Emerging Markets Fund
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders International Stock Fund
Hartford Schroders Securitized Income Fund
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders US MidCap Opportunities Fund
Hartford Schroders US Small Cap Opportunities Fund

[REDACTED]